                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
                (Name of Registrant as Specified In Its Charter)
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid: $125

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                               [GROSSMAN'S LOGO]

                                GROSSMAN'S INC.
                                200 UNION STREET
                         BRAINTREE, MASSACHUSETTS 02184

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 27, 1994

     PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of Grossman's Inc. (the "Company") will be held on Wednesday, April 27, 1994, at 10:30 a.m., local time, in the Auditorium, Lobby Floor, The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, for the following purposes:

          1. To elect eleven directors of the Company.

          2. To vote upon the approval of Ernst & Young as independent auditors for the Company for 1994.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof. Management does not know of any other business to be presented to the Annual Meeting.

     Holders of record of the Company's Common Stock at the close of business on March 2, 1994 are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from April 15, 1994 to the date of the meeting at the offices of Ropes & Gray, 36th Floor, One International Place, Boston, Massachusetts.

                                     By Order of the Board of Directors

                                     RICHARD E. KENT
                                     Secretary
March 16, 1994

     Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, WHICH IS SOLICITED BY MANAGEMENT, in the enclosed envelope, which does not require postage if mailed in the United States.

                                GROSSMAN'S INC.
                                200 UNION STREET
                         BRAINTREE, MASSACHUSETTS 02184

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the management of Grossman's Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, on Wednesday, April 27, 1994, at 10:30 a.m., local time, and any adjournment thereof. This Proxy Statement and the related proxy card, together with the Company's Annual Report (which does not form a part of this Proxy Statement) including financial statements of the Company for the year ended December 31, 1993, are being sent to the Company's stockholders on or about March 16, 1994.

     Please complete, sign, date and return the enclosed proxy. The proxy solicited hereby may be revoked at any time by executing and delivering a proxy of a later date, by delivering written notice of revocation to the Secretary of the Company or by attending the meeting and giving notice of the intention to vote in person.

     Subject to certain restrictions on voting described under the heading "Restrictions on Accumulation of Common Stock", properly executed, delivered and unrevoked proxies in the form enclosed will be voted at the Annual Meeting or any adjournment thereof in accordance with the directions thereon. In the absence of such directions, the proxy will be voted for the election as directors of the eleven nominees named below and otherwise in accordance with the recommendations of management.

     Management does not know of any matters other than those set forth herein which may come before the Annual Meeting. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters.

VOTING SECURITIES

     The only class of voting securities of the Company is its Common Stock, par value $.01 per share ("Common Stock"). The holders of record of the outstanding shares of Common Stock at the close of business on March 2, 1994 are entitled to notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote for each share held on matters properly presented to the Annual Meeting, except as described below under "Restrictions on Accumulation of Common Stock."

     As of March 2, 1994, there were 25,740,926 shares of Common Stock issued and outstanding, exclusive of 396,421 shares held as treasury shares.

     The holders of a majority of the issued and outstanding shares of Common Stock, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Directors shall be elected by a plurality of the votes cast at the meeting. The favorable vote of the holders of a majority of the shares of Common Stock, present in person or represented by proxy and entitled to vote thereon, is required for the approval of the appointment of Ernst & Young as independent auditors for the Company for 1994. Under Delaware law and the Company's By-Laws, an abstention from voting has no effect on the election of directors and has the effect of a vote against the approval of the independent auditors, even though persons analyzing the results of the voting may interpret such a vote differently.

     On March 2, 1994, Thomas R. Schwarz and Sydney L. Katz, as trustees under the Company's Savings Plan for its participating employees, held 21,164 shares of Common Stock, representing less than 1% of the outstanding Common Stock of the Company. Shares held by the trustees for the account of employees will be voted in accordance with written instructions from such employees, and where no instructions are received, will not be voted.

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated the eleven incumbent directors named below for election as directors at the Annual Meeting, each to serve until the next Annual Meeting and until a successor is elected and qualified. Unless otherwise directed, the proxies named in the accompanying form of proxy intend to vote for such nominees. If any of the nominees should not be available for election, the persons named as proxies may vote in their discretion for another nominee designated by the Board of Directors in such person's place. Management has no reason to believe that any nominee named below will be unavailable for election.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW FOR ELECTION AS DIRECTORS.

Except as indicated below, each of the nominees has had the same principal occupation for the past five years.

     RUSSELL COX has been President of Resort Management Inc., a property management and real estate consulting firm located in Waterville Valley, New Hampshire, since 1977 and has been a general partner of Real Estate Venture Fund since 1985. He is a graduate of MIT and Harvard Business School. Mr. Cox has been a director since 1987 and is age 67.

     JOHN R. GREY retired as President of Chevron Corporation in 1985. He retired as a director of Bank-Americorp and Bank of America NT & SA in 1993. Mr. Grey is a graduate of Stanford University with a BE degree in Chemical Engineering. Mr. Grey has been a director since 1987 and is age 71.

     MAURICE GROSSMAN continues as an employee of the Company and served as Chairman of the Board and Chief Executive Officer of the Company from 1986 to 1990 and President from 1987 to 1990, when he retired from such positions. Mr. Grossman is a graduate of Pennsylvania State University and of Boston University with an MBA degree. Mr. Grossman has been a director since 1987 and is age 72.

     LEO KAHN has been a partner of United Properties, a real estate partnership, since 1985, and Chairman of the Executive Committee of the Board of Staples, Inc., since 1988. He also serves as Chairman of the Board of New England Audio, Inc. and is a director of Pueblo Inc., Milton's Inc. and Big V Supermarkets, Inc. From 1985 to 1988 he was Chairman of the Board of Staples, Inc. Mr. Kahn is a graduate of Harvard College and of Columbia University with an MS degree. Mr. Kahn has been a director since 1987 and is age 77.

     SYDNEY L. KATZ has been Executive Vice President, Chief Financial Officer and Treasurer of the Company for more than five years and has been a director since February 1, 1994. Mr. Katz is a graduate of the University of Connecticut with a B.S. degree, is a certified public accountant and is age 52.

     W. WALLACE MCDOWELL, JR. has been Managing Director of MLGAL Partners, a leveraged acquisition firm, since 1991. From 1983 to 1990, Mr. McDowell was Chairman and Chief Executive Officer of Prospect Group, Inc, a diversified holding company. Mr. McDowell is a director of Jack Morton Productions, Inc., Children's Discovery Centers, Inc., U.S. HomeCare, Inc. and serves as Chairman of the Board of ITI Technologies, Inc. He is a graduate of Princeton University and received his MBA from the University of Virginia. Mr. McDowell has been a director of the Company since 1993 and is 57 years of age.

     STEPHEN B. ORESMAN has been the owner and President of Saltash Ltd., a management consulting firm, since 1991. He was a partner and Vice President of The Canaan Group Ltd., another management consulting firm, from 1988 to 1991. Prior to that time he was with the consulting firm Booz, Allen & Hamilton for 19 years. He is a member of the Board of Directors of Cleveland Cliffs Inc., Technology Solutions Company, TriNet Corporate Realty Trust, Inc. and Oseris Therapeutics, Inc. Mr. Oresman is a graduate of Amherst College and Harvard Business School. Mr. Oresman has been a director since 1991 and is age 61.

     THOMAS R. SCHWARZ has been Chairman of the Board and Chief Executive Officer of the Company since September 1990. He served as President of the Company from June 1990 to September 1990. Upon the resignation of Mr. Bruce Weitz as President in October of 1991, Mr. Schwarz assumed the duties of President of the Company. From 1983 until 1990 he was the President and Chief Operating Officer of Dunkin' Donuts Incorporated. He is a member of the Board of Directors of The Timberland Company. Mr. Schwarz is a graduate of Williams College and Harvard Business School. Mr. Schwarz has been a director since 1990 and is age 57.

     ROBERT K. SWANSON is Chairman of the Board of RKS, Inc., an investment and marketing consulting firm in Phoenix, Arizona. He was Chairman and Chief Executive Officer of Del E. Webb Corporation, a diversified company located in Phoenix, Arizona, engaged in the management and development of real estate and leisure operations, from 1981 to 1987, when he retired from that position. He graduated from the University of South Dakota and studied at the University of Melbourne as a Fulbright Scholar. Mr. Swanson has been a director since 1987 and is age 61.

     HAROLD TANNER is President of Tanner & Co., Inc., an investment banking firm in New York. He serves as a director of TIG Holdings, Inc. and as a member of the Advisory Board of Warburg, Pincus Capital Company, L.P. He was a Managing Director of Salomon Brothers Inc. from 1980 to 1987. He is a graduate of Cornell University with a BS degree and of Harvard Business School and is a Trustee of Cornell University. Mr. Tanner has been a director since 1987 and is age 61.

     DR. ABRAHAM ZALEZNIK is the Konosuke Matsushita Professor of Leadership Emeritus at Harvard Business School and heads a private consulting practice. He was a Professor at Harvard Business School from 1947 to 1990. He has written extensively on motivation, executive relations, the psychology of business and leadership. He serves on the Boards of Ogden Corporation, American Greetings Corporation, Le Chateau Stores, Ltd., TJX Cos. Inc., and The Timberland Company. He holds a DCS degree from Harvard University, is a graduate of Boston Psychoanalytic Institute and is certified in the practice of psychoanalysis by the American Psychoanalytic Association. Dr. Zaleznik has been a director since 1987 and is age 70.

BOARD MEETINGS; COMMITTEES

     The Board of Directors met four times in 1993. In 1993 each of the current directors who were then in office attended at least 75% of the aggregate number of meetings of the Board of Directors.

     The Company's Board of Directors has four standing committees. The committee memberships are indicated in the list of directors, nominees and executive officers on page 6 hereof.

COMMITTEES OF THE BOARD OF DIRECTORS

  Executive Committee

     The Executive Committee may exercise all the powers and authority of the Board of Directors in the management of the property, affairs and business of the Company during the intervals between the meetings of the Board of Directors, to the extent permitted by the By-Laws of the Company and applicable law. The Executive Committee met five times in 1993, and each member of the Committee or an alternate attended all of the meetings of the Committee.

  Audit and Finance Committee

     The Audit and Finance Committee recommends to the Board of Directors the engagement of independent auditors for the year, subject to approval by the stockholders of the Company, reviews with the auditors the plan and scope of the audit engagement, reviews the annual financial statements of the Company and the management letter, monitors the Company's system of internal control and its accounting and reporting practices, reviews compliance with the conflict of interest policy and other policies of the Company, reviews the capital structure of the Company and advises the Board of Directors with respect to capital expenditure programs, dividend policies, equity and debt securities, financial planning and capital and operating budgets for the Company. The Audit and Finance Committee met four times in 1993, and each member of the Committee attended at least 75% of the meetings of the Committee.

  Compensation, Stock Option and Employee Benefits Committee

     The Compensation, Stock Option and Employee Benefits Committee (the "Compensation Committee") reviews and recommends to the Board of Directors compensation for senior management of the Company and the adoption, amendment and implementation of incentive compensation plans, stock option plans, retirement programs and other employee benefit plans and programs for the Company. The Compensation Committee met four times in 1993 and each member of the Committee attended all of the meetings of the Committee except that Mr. Oresman, who was appointed to the Committee in April of 1993, attended one of the two meetings held after his appointment to the Committee.

  Nominating Committee

     The Nominating Committee reviews the composition and organization of the Board of Directors of the Company and recommends to the Board of Directors individuals to fill Board vacancies. The Nominating Committee met twice in 1993, and all of the members attended both meetings. Recommendations from stockholders will be considered by the Committee and should be sent to the Secretary of the Company.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company receives an annual fee of $15,000 and an attendance fee of $500 for each meeting at which he is present in person. The Chairman of each committee of the Board of Directors other than an employee receives an annual fee of $1,000, and each member of a committee other than an employee receives an attendance fee of $500 for each meeting at which he is present in person. Directors are reimbursed for expenses incurred in performing their duties. In addition, Mr. Tanner received $10,000 and Dr. Zaleznik received $12,000 for consulting services in 1993.

STANDSTILL AGREEMENT

     From 1991 to 1993, Mr. Jay H. Shidler served as a director. Mr. Shidler has been the Managing Partner of The Shidler Group, which engages in securities and real estate financing and investment, corporate financial services and sale/leaseback financings, since 1970. He is a Director and officer of Shidler Investment Corporation, Holman/Shidler Investment Corporation, Holman/Shidler Corporate Capital, Inc. and various related entities engaging in securities and real estate financing and investments, corporate financial services and sale/lease-back financings.

     In May-October 1990, Jay H. Shidler and Robert W. Holman, Jr. (the "Shidler/Holman Group") unsuccessfully solicited written consents of stockholders of the Company seeking to remove the directors then in office and to elect their designees. On February 22, 1991, Mr. Shidler delivered notice to the Company under the Company's By-Laws of his intention to nominate himself and Mr. Holman for election as directors at the 1991 Annual Meeting of Stockholders. In order to avoid the diversion of management time and resources and the expense of a proxy contest, on March 13, 1991, the Company entered into a Standstill Agreement (the "Standstill Agreement") with Messrs. Shidler and Holman and Mr. Stephen B. Oresman, pursuant to which the Board of Directors agreed to nominate as directors a representative of the Shidler/Holman Group and a second person not financially affiliated with the Shidler/Holman Group. On March 13, 1991, the Board of Directors increased its size by two members and elected Messrs. Shidler and Oresman as directors.

     The Standstill Agreement provides that, so long as Mr. Shidler and Mr. Holman together beneficially own at least 2.5% of the outstanding Common Stock, the Board of Directors will nominate Mr. Shidler (or another person designated by Mr. Shidler and Mr. Holman and acceptable to the Nominating Committee of the Board) and Mr. Oresman (or another independent person mutually acceptable to Mr. Shidler and Mr. Holman and the Nominating Committee of the Board) for election as directors through the 1995 Annual Meeting of Stockholders. Under the Agreement, Mr. Shidler has designated, and the Nominating Committee of the Board of Directors has approved, Mr. McDowell as a nominee as a director of the Company.

     The Agreement requires that Mr. Oresman remain financially independent of Messrs. Shidler and Holman during the term of the Agreement, which continues until the day following the Company's 1996 Annual Meeting, except as permitted by the members of the Board of Directors, other than directors designated pursuant to the Standstill Agreement.

     In September 1992, Mr. Oresman was elected as a director of TriNet Corporate Realty Trust, Inc., which may be deemed an affiliate of Mr. Shidler, with the consent of the Board of Directors of the Company.

     In the Standstill Agreement, Messrs. Shidler, Holman and Oresman have agreed that they and their affiliates and associates will not (a) acquire additional shares of Common Stock which would increase their aggregate holdings above 9.9% of the outstanding Common Stock; (b) solicit or participate in any solicitation of proxies or consents of stockholders of the Company; (c) initiate or encourage any stockholder proposals; (d) enlarge the Shidler/Holman Group to include any other persons or participate in or encourage the formation of any other group of stockholders; (e) enter into any voting trust or similar arrangement with respect to shares of Common Stock beneficially owned by them;
(f) publicly announce or make any proposal or offer for the acquisition of any securities or material assets of the Company; or (g) by communication with stockholders or otherwise, seek to influence or control the Company or its management, business, policies or affairs except at Board meetings in the capacity of directors of the Company. Mr. McDowell is also subject to clause (g) above. Messrs. Shidler, Holman and Oresman have also agreed to vote and give consents with respect to all shares of Common Stock owned by them and their affiliates and associates in accordance with, and only in accordance with, the recommendations of the Board of Directors, and have agreed not to sell or otherwise dispose of Common Stock beneficially owned by them except in market transactions in compliance with the volume limitations and other requirements of Rule 144 under the Securities Act of 1933, to any person or group who, together with its affiliates and associates, would own less than 1% of the outstanding Common Stock, or in certain other specified transactions. Each party paid its own expenses incurred in connection with the Standstill Agreement and the consent solicitation.


                  OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

     The following table sets forth the beneficial ownership, reported to the Company as of February 1, 1994, of Common Stock of the Company, including shares as to which the right to acquire ownership exists by the exercise of stock options, within the meaning of Rule 13d-3 to the Securities and Exchange Act, of each director and nominee, the chief executive officer, the other executive officers of the Company and such persons as a group.

                                                                 NUMBER OF
                                                                 SHARES OF         PERCENT OF
                                                                COMMON STOCK        CLASS(2)
                                                                ------------       ----------
Russell Cox(6)............................................            6,000           *
Robert L. Flowers(3)......................................           43,250           *
John R. Grey(5)(7)........................................           16,000           *
Maurice Grossman(3)(8)....................................          213,000           *
Leo Kahn(5)(6)............................................            1,000           *
Alan T. Kane..............................................           80,000           *
Sydney L. Katz(3).........................................          138,750           *
Richard E. Kent(3)........................................           44,500           *
W. Wallace McDowell, Jr.(6)...............................           --0--            *
Stephen B. Oresman(7).....................................            1,000           *
Thomas R. Schwarz(3)(5)...................................          516,500            1.9%
Robert K. Swanson(7)(8)...................................            2,500           *
Harold Tanner(5)(6)(8)....................................           30,000           *
Dr. Abraham Zaleznik(7)(8)................................            1,000           *
                                                                  ---------
All of the directors and the above
  executive officers as a group (14 persons)..............        1,093,500            4.1%
                                                                  ---------
                                                                  ---------

- ---------------
Information with respect to stock ownership has been furnished by the persons named.

(1) The persons named have sole voting and investment power with respect to shares listed, except as described under "Standstill Agreement."

(2) Asterisks indicate beneficial ownership of less than 1% of the outstanding Common Stock.

(3) Stock beneficially owned includes shares which may be acquired upon the exercise of outstanding options as follows: Mr. Flowers -- 43,250 shares; Mr. Grossman -- 200,000 shares; Mr. Kane -- 75,000; Mr. Katz -- 128,750 shares; Mr. Kent -- 42,500 shares; Mr. Schwarz -- 503,500 shares; and the group -- 993,000 shares.

(4) The percentage of outstanding Common Stock held by all directors and executive officers as a group has been calculated on the basis of 25,635,926 shares of Common Stock outstanding on February 1, 1994, plus 993,000 shares of Common Stock subject to currently exercisable stock options held by such group.

(5) Member of the Executive Committee of the Board of Directors. Mr. Kahn is an alternate member of the Executive Committee.

(6) Member of the Audit and Finance Committee of the Board of Directors.

(7) Member of the Compensation, Stock Option and Employee Benefits Committee of the Board of Directors.

(8) Member of the Nominating Committee of the Board of Directors.

     Mr. Grossman, a director, was late in filing his report on Form 4 with the Securities and Exchange Commission to record his purchase of 3,000 shares of Common Stock in December 1993.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

     The following tables sets forth information with respect to compensation paid to or accrued on behalf of the chief executive officer and each of the four other most highly paid executive officers of the Company (the "Named Executive
Officers") for services to the Company in 1993.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                          ANNUAL COMPENSATION      ------------
NAME AND                                 ---------------------        OPTION         ALL OTHER
PRINCIPAL POSITION              YEAR      SALARY       BONUS        AWARDS(#)     COMPENSATION(2)
- ------------------              ----     --------     --------     ------------   ---------------
Thomas R. Schwarz.............  1993     $612,696        --0--          --0--          $ 520
Chairman and                    1992      587,500     $318,000        414,000            520
Chief Executive Officer         1991      527,083      300,000          --0--            260
Alan T. Kane..................  1993     $472,067(1)     --0--        300,000          --0--
Executive Vice President        1992        --0--        --0--          --0--          --0--
and President and               1991        --0--        --0--          --0--          --0--
Chief Executive Officer
Eastern Division
Sydney L. Katz................  1993     $274,400     $ 75,000          --0--          $ 520
Executive Vice President,       1992      265,000      113,400        140,000            520
Chief Financial Officer         1991      239,807       99,100          --0--            358
and Treasurer
Robert L. Flowers.............  1993     $182,476        --0--          --0--          $ 520
Executive Vice President --     1992      184,400     $ 64,400         53,000            520
Real Estate and                 1991      176,613       32,200          --0--            390
Assistant Secretary
Richard E. Kent...............  1993     $157,976     $  7,000          --0--          $ 520
Vice President, Secretary       1992      159,650       42,800         50,000            520
and General Counsel             1991      152,770       27,900          --0--            390

- ---------------

(1) Mr. Kane was first employed by the Company on February 15, 1993. His salary for 1993 includes a guaranteed bonus for 1993 of $150,000 payable September 1, 1994.

(2) All Other Compensation refers to Company contributions to accounts of the Named Executive Officers under the Company's Savings Plan.


     The table below sets forth information with respect to stock options granted to the Named Executive Officers in 1993. The options listed below are reflected in the Summary Compensation Table above. No stock appreciation rights were granted by the Company in 1993.

                             OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                                    ----------------------------------------
                                                  % OF
                                                 TOTAL                         POTENTIAL REALIZABLE
                                                OPTIONS                          VALUE AT ASSUMED
                                                GRANTED                               ANNUAL
                                                   TO                          RATES OF STOCK PRICE
                                                EMPLOYEES                        APPRECIATION FOR
                                                   IN     EXERCISE                 OPTION TERM
                                     OPTIONS     FISCAL    PRICE    EXPIRATION ---------------------
               NAME                  GRANTED      YEAR     ($/SH)     DATE     5%     $   10%      $
               ----                  -------     ------   --------  ---------- --------   ----------
Alan T. Kane......................   300,000      32.8     $4.375    2/3/03    $826,900   $2,086,900

- ---------------

The option granted to Mr. Kane was granted on February 16, 1993 and becomes exercisable in four equal installments beginning February 16, 1994. In the event of a change in control, as defined in the option agreement, the options become exercisable immediately.

     The table below sets forth information with respect to the number and value of unexercised options held by the Named Executive Officers of the Company on December 31, 1993. No stock options or stock appreciation rights were exercised by such persons in 1993, and there are no outstanding Stock Appreciation Rights.

                                  YEAR-END OPTION VALUES

                                                    NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                           OPTIONS              IN-THE-MONEY OPTIONS
                           SHARES                   AT DECEMBER 31, 1993        AT DECEMBER 31, 1993
                         ACQUIRED ON    VALUE      ----------------------      ----------------------
         NAME             EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
         ----            -----------   --------   -------------------------   -------------------------
Thomas R. Schwarz......     --0--         --        310,500       503,500      $ 275,000        --0--
Alan T. Kane...........     --0--         --          --0--       300,000          --0--        --0--
Sydney L. Katz.........     --0--         --        128,750       136,250         64,453      $21,484
Robert L. Flowers......     --0--         --         43,250        49,750         20,625        6,875
Richard E. Kent........     --0--         --         42,500        47,500         20,625        6,875

EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Mr. Schwarz, providing for his employment as Chairman of the Board and Chief Executive Officer of the Company for a three-year rolling term until 2001 when he attains age 65. His annual base salary under the agreement is $625,200, effective January 1, 1993. Incentive bonuses, in accordance with the Company's incentive bonus policy as determined by the Board of Directors, were not awarded to any corporate officers for services in 1993. In the event of termination of Mr. Schwarz's employment without cause, he would be entitled to a lump sum severance payment equal to the base salary payable during the three year remaining term or earlier expiration of the agreement (the "Severance Payment"). Following a "change in control", as defined in the agreement, Mr. Schwarz may terminate his employment upon his good faith determination of a diminution of his duties and responsibilities and receive the Severance Payment. An irrevocable grantor trust assures satisfaction of the Company's obligations upon a change in control, subject to the claims of creditors.

     The Company also has employment agreements with the four other officers of the Company. The agreements provide for employment for a two-year rolling term. Any increase in annual salary during the employment term increases the minimum annual salary under the agreements. The current minimum annual salaries under the agreements for Messrs. Kane, Katz, Flowers and Kent are $425,000, $280,000, $186,200 and $161,200, respectively. In addition, the agreements provide for severance pay upon involuntary termination without cause in an amount equal to one year's annual salary plus any bonus received within the preceding 12-month period, provided, Mr. Kane's agreement provides for double such amount once he moves his permanent residence to Eastern Massachusetts provided such change of residence occurs prior to February 15, 1995. Upon a "change in control" of the Company, as defined in each agreement, during the term thereof or within two years thereafter, and an involuntary termination without cause or a constructive termination, as defined in each agreement, the officer so terminated under the agreements is entitled to severance pay equal to 200% of the greater of (i) of the sum of his base annual salary plus any bonus received within the preceding 12 months and (ii) the average of the sum of annual base salary plus bonuses paid during the three twelve-month periods preceding the termination date. Mr. Kane is entitled to a guaranteed bonus for 1993 of $150,000 under his employment agreement; subsequent bonuses will be based on performance. In addition, Mr. Kane was granted a ten-year non-qualified stock option to acquire 300,000 shares, exercisable in four annual installments, at $4.375 per share.

     The Company has an amended and restated employment agreement with Maurice Grossman, a Director and formerly Chairman of the Board, President and Chief Executive Officer of the Company. Beginning January 1, 1991, the agreement provides for Mr. Grossman to serve as an employee in a consulting capacity until September 8, 1994, with compensation declining from $409,062 in 1991 to $327,250 in 1992, $245,438 in 1993 and to an annual rate of $163,625 in 1994. In addition, the amended agreement provides for the payment upon his involuntary termination, other than for cause, for an amount equal to the present value of compensation payable pursuant to the amended agreement and for certain additional payments in the event of a "change in control", as defined in the amended agreement.

RETIREMENT PLANS

     The Company has a non-contributory defined benefit pension plan (the "Pension Plan"), which covers substantially all of its employees, and an ERISA Excess Plan (the "EEP") to preserve certain benefits for employees whose retirement benefits under the Pension Plan are affected by limitations imposed by the Internal Revenue Code.

     The following table shows the estimated annual benefits payable upon retirement at age 65 under the Pension Plan as supplemented by the EEP for services performed and compensation earned through December 31, 1993 on a 100% straight-life annuity basis to persons in specified remuneration and years-of-service classifications. The straight-life annuity benefit is approximately 110% of the 10-year certain benefit. Such benefits reflect a reduction for annual earnings below $12,156 to recognize in part the Company's cost of Social
Security benefits related to credited service under the Pension Plan.

                                              YEARS OF SERVICE
   ANNUAL         -------------------------------------------------------------------------
COMPENSATION      10 YRS.      15 YRS.      20 YRS.      25 YRS.      30 YRS.      35 YRS.
- -------------     --------     --------     --------     --------     --------     --------
 $    50,000      $  6,610     $  9,805     $ 13,000     $ 16,196     $ 19,391     $ 22,586
 $   100,000      $ 13,755     $ 20,409     $ 27,062     $ 33,716     $ 40,370     $ 47,023
 $   150,000      $ 20,900     $ 31,012     $ 41,124     $ 51,237     $ 61,349     $ 71,461
 $   200,000      $ 28,045     $ 41,615     $ 55,186     $ 68,757     $ 82,328     $ 95,899
 $   250,000      $ 35,189     $ 52,219     $ 69,248     $ 86,277     $103,307     $120,336
 $   300,000      $ 42,334     $ 62,822     $ 83,310     $103,798     $124,286     $144,774
 $   350,000      $ 49,479     $ 73,425     $ 97,372     $121,318     $145,265     $169,211
 $   400,000      $ 56,624     $ 84,029     $111,434     $138,839     $166,244     $193,649
 $   500,000      $ 70,913     $105,236     $139,558     $173,880     $208,202     $242,524
 $   600,000      $ 85,203     $126,447     $167,682     $208,921     $250,160     $291,399
 $   700,000      $ 99,492     $147,649     $195,805     $243,962     $292,118     $340,275
 $   800,000      $113,782     $168,856     $223,929     $279,003     $334,076     $389,150
 $   900,000      $128,072     $190,062     $252,053     $314,044     $376,034     $438,025
 $ 1,000,000      $142,361     $211,269     $280,177     $349,085     $417,992     $486,900
 $ 1,100,000      $156,651     $232,476     $308,301     $384,126     $459,950     $535,775
 $ 1,200,000      $170,940     $253,682     $336,424     $419,167     $501,909     $584,651

     Reference earnings ("Reference Earnings") covered by the Pension Plan and EEP include all direct compensation payments, including overtime, bonuses, commissions and similar payments. Reference Earnings for any year are determined by reference to payments made during the year, whereas compensation set forth in the Summary Compensation Table on page 7 hereof is determined by reference to payments, whether made during the year or thereafter, for services during the year. In 1993, Reference Earnings for the Named Executive Officers were substantially (within a 10% variance) the same as the annual compensation (salary and bonus) reported in the Summary Compensation Table.

     Benefits are based upon the average of the highest five of the last ten years for service prior to 1991 and upon annual reference earnings for each year thereafter. The Summary Compensation Table on page 7 hereof does not include the value of retirement benefits earned in 1993.

     As of December 31, 1993, the years of credited service for the individuals named in the Cash Compensation Table above were: Thomas R. Schwarz, 3 years, Alan T. Kane, one year, Sydney L. Katz, 10 years, Robert L. Flowers, 24 years, and Richard E. Kent, 23 years. For purposes of the portion of the Pension Plan formula determined on a final average pay basis for service prior to 1991, supplemented by the EEP, the covered compensation for service prior to 1991 of Messrs. Katz, Flowers, and Kent are $201,840, $169,558 and $184,823, respectively. Messrs. Flowers and Kent received lump sum benefits under the Pension Plan at age 65 in 1991 and 1994, respectively. The benefits for Messrs. Schwarz and Kane, employed in 1990 and 1993, respectively, are based entirely on annual reference earnings for each year of service.

     Mr. Grossman does not participate in the EEP and is presently receiving an annual retirement benefit of $124,147. Mr. Flowers and Mr. Kent accrue benefits under the Pension Plan during employment reflecting the increase in their respective lump sum benefits attributable to such service.

            REPORT OF COMPENSATION COMMITTEE ON ANNUAL COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed of the following independent outside directors:

           John R. Grey
           Stephen B. Oresman
           Robert K. Swanson
           Dr. Abraham Zaleznik, Chairman

The Committee is responsible for determining executive compensation, including salaries, bonus awards and stock options.

     The Company's executive compensation programs are designed to correlate with performance and stockholder value creation. In this connection, the Company has developed a compensation strategy and specific executive variable compensation plans that allocate a significant portion of an executive's total compensation upon achievement of specified financial goals as set forth in the income plans for the operations of the Company. The objectives of the compensation strategy are to attract and retain the highest level of executive talent, to motivate the executives to achieve the goals defined by the Company's business strategies, to link executive and stockholder interests through equity based plans and to provide a compensation package that recognizes competitive practice, individual contributions as well as the financial results of operations.

     Each year the Committee conducts a thorough review of the Company's executive compensation programs. In this connection, the Committee avails itself periodically of a report from independent compensation consultants assessing the effectiveness of the Company's compensation programs and comparing the Company's executive compensation, corporate performance and stock price appreciation to a peer group of public retail corporations with annual revenues ranging from $300 million to $6 billion that represent the Company's competition for executive positions. The companies included in the retail peer group are not necessarily companies included in the market indices set forth on the Comparative Stock Performance Chart on Page 14 of this Proxy Statement. This is reflective of the fact that the market indices contain organizations which are considerably larger, and in some cases, in very different sectors of the retail market than is the Company. The Committee targets a competitive level of the executive market as reported by the compensation consultants, but allows deviations from that target to reflect the acquisition cost of new hires and/or exceptional contributions to initiatives by the Company to increase stockholder value.

     The Committee sets policies for and determines the compensation of all of the corporate officers, including the Named Executive Officers. The Committee and Mr. Schwarz jointly review the individual performance of each of the executives other than Mr. Schwarz.

     The key elements of the Company's executive compensation package are base salary, annual bonus and stock options. The Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Schwarz, are discussed below. In addition, the Committee considers the full compensation package offered by the Company to the executive group, including pension benefits, supplemental retirement benefits, severance plans, employment agreements, insurance and other benefits.

     The Company does not anticipate that compensation to any executive officer for 1994 will exceed $1 million for purposes of IRS Revenue Rule 162(m). However, the Committee will be evaluating its policy in regards to qualifying its annual and long-term incentive program in terms of the deductibility cap in future years.

BASE SALARIES

     Base salaries for new executive officers are determined by evaluating the responsibilities of the position and the experience of the individual, with reference to the marketplace for executive talent, including a comparison to base salaries for comparable positions with other corporations. Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer with consideration to any new responsibilities of such officer. In the case of corporate officers with responsibility for operating divisions, the financial results of the division are considered in the context of economic and competitive factors. The Committee also grants appropriate consideration to such non-financial performance measures as the quality of work, business relationships and department efficiency.

     With respect to the base salary for Mr. Schwarz in 1994, the Committee considered a number of financial and non-financial factors. The Company did not meet its 1993 profit goals, or achieve targeted improvement in the market price of the Company's stock. However, considerable success in terms of the expansion of the Western Division, progress in developing and implementing an integrated, automated replenishment system, and the initiation of a results oriented corporate culture was achieved. On balance, the Committee in its normal cycle elected not to increase Mr. Schwarz's base salary until such time as Company financial performance further improves.

ANNUAL BONUS

     The Company's executive officers are eligible for an annual cash bonus awarded by reference to an operating income plan for the Company and, where appropriate, for a division of the Company. Each executive officer is assigned a target bonus expressed as a percentage of base salary. Target bonus levels for all executives, including the Chief Executive Officer, are periodically evaluated by the Committee to ensure that they represent competitive pay opportunities for comparable executives in the retail industry. In 1993, such target percentage rates ranged from 25% to 50% for executive officers of the Company, with Mr. Schwarz assigned a 50% opportunity. Mr. Kane, first employed by the Company on February 15, 1993, was guaranteed a bonus equal to 40% of his base salary for 1993 under his employment agreement. Bonuses for executive officers are awarded as a percentage of the target bonus, ranging from 0% to 125% of the target bonus upon achievement of scaled percentages of the applicable operating income plan.

     In 1993, the Company did not achieve its corporate operating income plan, and accordingly no incentive bonuses were paid for services in 1993 under the Plan (exclusive of Mr. Kane's guaranteed bonus) to any executive officer of the Company, including the Chief Executive Officer. This contrasts to Mr. Schwarz's 1992 annual bonus award of $318,000.

     Special bonus awards for 1993 include special awards of $75,000 for Mr. Katz to recognize extraordinary services by Mr. Katz in connection with the restructuring of the Company's term debt and revolving credit during 1993 and $7,000 to Mr. Kent for extraordinary services in connection with the debt restructuring. Such special bonus awards are considered by the Committee to be non-recurring and outside the criteria typically utilized in considering pay competitiveness.

STOCK OPTIONS

     Under the Company's 1986 Non-Qualified Stock Option Plan, as amended, stock options are granted from time to time to key employees, including executive officers, of the Company. The Committee sets guidelines for the size of stock option awards based upon competitive practice, base salary and other factors, including contributions to initiatives adopted by the Company to increase stockholder value, similar to the factors considered in setting base salary.

     Stock options are designed to align the interests of executives with those of the stockholders, as part of the compensation objectives of the Company. Stock options are granted with an exercise price equal to the market price of the Company's common stock on the date of grant. The options generally vest over four years. Accordingly, the full benefit of the options is realized only when stock price appreciation occurs over an extended period.

     The Committee has endeavored to motivate executives by granting options that present executives an opportunity for significant gains commensurate with gains in stockholder values.

     In 1993, the only stock option granted to Executive Officers was the Non-Qualified Stock Option granted to Alan T. Kane when he was employed by the Company as an Executive Vice President in February of 1993. Mr. Schwarz did not receive any stock options for 1993 (see table for "Option Grants in Last Fiscal Year" on Page 8).

CONCLUSION

     The programs described above correlate a significant portion of the Company's executive compensation to individual and corporate performance and stock price appreciation. The absence of annual bonus awards under the Plan, or stock option grants in 1993 illustrate the sensitivity of the Company's executive pay program to financial performance. The Committee intends to continue the policy of linking executives' compensation to corporate performance and improvement in stockholder values, recognizing that economic factors beyond management's control may result in imbalances for particular periods but that consistent improvement in corporate performance over the long term will inure to the mutual benefit of the Company's executives and its stockholders.

COMPARATIVE STOCK PERFORMANCE

     Set forth below is a line graph comparing the performance of the Company's
Common Stock against the S&P Composite -- 500 Stock Index and the S&P Specialty
Retail Composite Index for the five-year period commencing January 1, 1989 and ending December 31, 1993.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                         FISCAL YEAR ENDING DECEMBER 31

      MEASUREMENT PERIOD          GROSSMAN'S                       S&P RETAIL
    (FISCAL YEAR COVERED)            INC.           S&P 500        SPECIALTY
1988                               100.00           100.00          100.00
1989                                88.89           131.69          125.94
1990                                37.78           127.60          124.33
1991                                46.67           166.47          188.96
1992                                77.78           179.15          252.89
1993                                53.55           197.21          251.78

                        APPROVAL OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young as independent auditors for the Company to examine its consolidated financial statements for the 1994 fiscal year and requests stockholders to approve such appointment. Representatives of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF ERNST & YOUNG AS INDEPENDENT AUDITORS.


                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the name and address of each person known to the Company to own beneficially more than 5% of the Common Stock as of February
1, 1994, the number of shares beneficially owned and the percentage so owned:

                                                                                 PERCENTAGE
                                                                                     OF
                                                                    SHARES      BENEFICIALLY
  NAME AND ADDRESS OF BENEFICIAL OWNER                             OUTSTANDING  OWNED SHARES
  ------------------------------------                             -----------  ------------
  Manufacturers Hanover Trust Company(1).......................    1,349,734        5.3%
  270 Park Avenue
  New York, NY 10017

  The Shidler Group (Jay H. Shidler and Robert W. Holman,
  Jr.)(2) ....................................................     1,341,600        5.3%
  810 Richards Street
  Suite 1000
  Honolulu, HI 97813
- ---------------

(1) In June 1987, a number of creditors of the Company's predecessor, Evans Products Company ("Evans"), including Manufacturers Hanover Trust Company (the "Holders"), who had received shares of Common Stock and debentures or notes of the Company in connection with the reorganization of Evans under Chapter 11 of the Bankruptcy Code, filed a statement on Schedule 13D (the "1987 Schedule 13D") under the Securities Exchange Act of 1934 ("Exchange Act"), disclosing that they beneficially owned in the aggregate approximately 75% of the outstanding shares of the Company's Common Stock. Each of the Holders was party to a registration rights agreement, which imposed restrictions on the transfer of its shares of Company Common Stock, but each Holder disclaimed that this agreement constituted a sharing of the power of disposition of such shares or that it was therefore a member of a "group" within the meaning of the Ex change Act. The restrictions on transfer under the registration rights agreement expired in January 1988, and several Holders have provided the Company with opinions of counsel to the effect that such Holders do not have a control relationship with the Company and are not acting as members of a group. Certain of the Holders have sold all or a substantial portion of the Company Common Stock and/or debentures originally held by them.

    On May 8, 1989, Bank of America NT&SA filed an amendment to the 1987
    Schedule 13D, stating that it was no longer in a position where it might be deemed to share dispositive power with respect to the shares of Common Stock held by the other Holders or to be a member of a group. Although the 1987
    Schedule 13D has not been amended by any other Holder, the Company does not believe that the Holders should presently be deemed to constitute a group within the meaning of the Exchange Act.

(2) Based on Schedule 13D under the Securities Exchange Act of 1934 dated March 13, 1991, filed with the Securities and Exchange Commission on March 14, 1991. Pursuant to the terms of the Standstill Agreement described above, Messrs. Shidler and Holman have agreed to certain restrictions upon the acquisition of additional shares of Common Stock by them and their affiliates and associates, and have also agreed to vote all shares of Common Stock beneficially owned by them and their affiliates and associates for the election of directors nominated by the Board of Directors and upon all other matters in accordance with the recommendations of the Board of Directors. Mr. Shidler disclaims beneficial ownership in such shares, except for the 947,540 shares held by Shidler Equities L.P.

CERTAIN TRANSACTIONS

     In October 1990, the Company entered into a revolving credit agreement with four banks, including Manufacturers Hanover Trust Company. The agreement provided for short-term borrowings of up to $48 million subject to certain limitations. Manufacturers Hanover Trust Company had committed to loan up to $4.8 million pursuant to such agreement. On December 15, 1993, the Company replaced the revolving credit agreement with a new three year Loan and Security Agreement, providing for credit of up to $60 million (including $15 million for Letters of Credit), subject to certain limitations. Manufacturers Hanover Trust Company is not a lender under the new financing.

     In August 1988 and June 1991, the Company entered into financing transactions with Chemical Bank (which is under common control with Manufacturers Hanover Trust Company as a result of the merger of their respective holding companies in 1993), pursuant to which Chemical Bank provided approximately $1.94 million and $8 million, respectively, of mortgage financing secured by one store owned by the Company in Massachusetts and five stores in New York, respectively.

     In February 1993, the Company entered into another financing transaction with Chemical Bank pursuant to which Chemical Bank provided $6.15 million of mortgage financing secured by the Company's distribution center in Manchester, Connecticut.

                  RESTRICTIONS ON ACCUMULATION OF COMMON STOCK

     In order to assist in protecting certain tax benefits, Article Ninth of the Company's Restated Certificate of Incorporation contains provisions restricting the acquisition of shares of Common Stock by any person (including any partnership, corporation or other entity), and provides that shares accumulated in excess of the prescribed number shall not have voting rights.

     In general, Article Ninth, as modified and extended by the Board of Directors, provides that no person may, voluntarily or involuntarily, acquire any shares of Common Stock on or prior to December 31,1996 (or such later date as may be determined by the Board of Directors), if the number of shares actually and constructively owned by such person (except for shares issued in 1986 to creditors of Evans pursuant to Evans' reorganization plan under Chapter 11 of the Federal Bankruptcy Code) would be more than 5% of the outstanding Common Stock on any date (any such excess shares being herein called "Excess Shares"). For the purposes of this provision, shares are deemed to be constructively owned by a person if they are considered to be owned by such person under the constructive ownership rules of section 318 of the Internal Revenue Code of 1954, except that subsections (a)(2)(C) and (a)(3)(C) of such section 318 shall be applied by substituting "5 percent" for "50 percent". Under this provision, shares may be deemed to be constructively owned by a person if such person holds an option to acquire such shares, if such shares are owned by certain family members or by a partnership in which such person is a partner, by a trust or estate of which such person is a beneficiary or by a corporation in which such person owns 5% or more of the stock, and, in case such person is itself a partnership, trust, estate or corporation, shares may be deemed to be constructively owned by such person if they are owned (including shares constructively owned) by any partner, beneficiary or 5% or greater stockholder, as the case may be.

     In case any person attempts to acquire Excess Shares, voluntarily or involuntarily, such Excess Shares shall be deemed transferred to the Company or a third party designated by the Company, in either case as trustee (the "Trustee"), and the purported owner shall have no right to vote such Excess Shares or to receive dividends thereon or any other rights with respect thereto, except the right to receive from the net proceeds realized by the Trustee from the sale of such Excess Shares and certain other funds that may be available to the Trustee (or to retain from the proceeds of any disposition thereof by the purported owner, as agent for the Trustee), an amount not in excess of the amount paid by such purported owner for such Excess Shares, plus broker's commissions.

     Pursuant to such Article Ninth, any holder of shares of Common Stock is obligated to notify the Company immediately of any purported acquisition of Excess Shares and to furnish to the Company all information reasonably requested by it with respect to all shares of Common Stock actually or constructively owned by such holder.

     Under such Article Ninth, the Board of Directors of the Company is authorized to extend the period of effectiveness of the above-described restrictions beyond December 31, 1996, increase the 5% percentage referred to above, or modify the definition of constructive ownership of shares, if necessary or desirable to preserve the federal income tax net operating loss or investment tax credit carryforwards of the Company. Any such determination by the Board of Directors will be filed with the Secretary of the Company, and copies will be mailed to the stockholders of the Company.

     The foregoing restrictions on acquisition of shares of Common Stock may be waived by the Board of Directors of the Company and are not applicable to an acquisition of more than 50% of the outstanding shares of Common Stock for cash consideration pursuant to any tender offer for all of the outstanding shares of Common Stock, merger or other business combination in which all holders of such outstanding shares are given the opportunity to participate. The Board of Directors has waived such restrictions with respect to shares of Common Stock acquired and held by the Shidler/Holman Group or Mr. Oresman in compliance with the Standstill Agreement described above.

                             STOCKHOLDER PROPOSALS

     It is anticipated that the 1995 Annual Meeting of Stockholders will be held on April 26, 1995. In accordance with regulations issued by the Securities and Exchange Commission, stockholder proposals intended for presentation at that meeting must be received by the Secretary of the Company no later than November 17, 1994, if such proposals are to be considered for inclusion in the Company's Proxy Statement.

                               PROXY SOLICITATION

     The expense of preparing, printing and mailing this Proxy Statement, and the proxy solicited hereby, will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, Directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will provide reimbursement for the cost of forwarding such materials in accordance with customary charges. The Company has retained Georgeson & Co., Inc. to aid in the solicitation of proxies, including soliciting proxies from brokerage firms, banks, nominees, custodians and fiduciaries. The fees of such firm are estimated at $8,000 plus out-of-pocket costs and expenses.
                                            By Order of the Board of Directors

                                            RICHARD E. KENT
                                            Secretary

March 16, 1994

                                GROSSMAN'S INC.

                 ANNUAL MEETING OF STOCKHOLDERS, APRIL 27, 1994
P                       PROXY SOLICITED ON BEHALF OF THE
                      BOARD OF DIRECTORS OF GROSSMAN'S INC.
R

O  The undersigned hereby appoints Thomas R. Schwarz, Alan T. Kane and Sydney
   L. Katz, and each of them, proxies of the undersigned, with power of X substitution to each, to vote all shares of Common Stock of Grossman's Inc.
   (the "Company") that the undersigned is entitled to vote at the Annual
Y Meeting of Stockholders of the Company to be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, on April 27, 1994, at 10:30 A.M., and at any adjournment thereof, on all matters coming before the meeting, as indicated on the reverse side hereof.

   Election of Directors:  NOMINEES:

   Russell Cox, John R. Grey, Maurice Grossman, Leo Kahn, Sydney L. Katz, W. Wallace McDowell, Jr., Stephen B. Oresman, Thomas R. Schwarz, Robert K. Swanson, Harold Tanner, and Dr. Abraham Zaleznik

   PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
                                                                    -----------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                    -----------


/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. The Board of Directors favors a vote FOR election of the nominees listed on the reverse side hereof and FOR the other proposal. If no contrary instructions are indicated, this Proxy will be voted FOR Proposals one and two.

- --------------------------------------------------------------------------------
       The Board of Directors recommends a vote FOR Proposals 1 and 2.
- --------------------------------------------------------------------------------

                   FOR       WITHELD                                      FOR         AGAINST        ABSTAIN
1. ELECTION OF     / /         / /          2. APPROVAL OF ERNST &         / /          / /            / /
DIRECTORS (See                                 YOUNG AS INDEPENDENT
reverse).                                      AUDITORS.

/ / __________________________________      3. OTHER MATTERS. In their discretion, the proxies are authorized to
For all nominees except as noted above         to vote upon such other matters as may properly come before the meeting.

                                                                                     MARK HERE
                                                                                    FOR ADDRESS        / /
                                                                                     CHANGE AND
                                                                                    NOTE AT LEFT



                                              Please sign name(s) exactly as printed hereon.  Joint owners should each sign.  When signing as attorney, executor, adminstrator, trustee or guardian, give full title as such.  If a corporation, sign in full corporate name by President or other authorized officer.  If a partnership, sign in partnership name by authorized person.


PLEASE MARK, SIGN AND DATE THIS PROXY AND     Signature: __________________________________________ Date _________________
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE
                                              Signature: __________________________________________ Date _________________
